Exhibit 99.2

1Q CONFERENCE CALL SCRIPT

APRIL 27, 2004

JKM COMMENTS

Good morning and welcome to Chesapeake Corporation's first quarter conference call. I'm Joel Mostrom, vice president and treasurer, and joining me today are Tom Johnson, chairman and chief executive officer and Andy Kohut, our chief financial officer.

Tom will begin with comments regarding the overall results of the quarter. Andy will then provide a few more details for the quarter, and Tom will conclude with some comments on our outlook for the remainder of 2004. After that, we will be available for questions.

Before we get started, I want to advise all participants that this call is being recorded by Chesapeake Corporation and is copyrighted material. It cannot be recorded or rebroadcast without Chesapeake's express permission. Furthermore, the comments on this call may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act. The accuracy of such forward-looking statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements. Certain of those risks, uncertainties and assumptions are set forth in the summary of this conference call, which will be posted on the Company's web site at the conclusion of this call.

Now I will turn the call over to Tom.

THJ COMMENTS

Good morning everyone. Earlier today we reported first quarter income from continuing operations of $0.7 million, or $.04 per share. This compares to $0.6 million, or $.04 per share, for the same period last year.

During the quarter we wrapped up our land sales activities and the operating results of that segment have been reported as discontinued operations. Accordingly, prior period results have been adjusted to exclude the land segment from continuing operations.

Our results for the quarter were in line with our expectations. As you know, the first quarter is usually slow for many of our businesses. On a constant currency basis, operating earnings were down, quarter over quarter, largely due to increased depreciation and start-up costs associated with our two new plants in Germany. Overall volumes, primarily in our international & branded sector, remain below optimum levels, due to market weakness rather than lost business.

As we have indicated before, cash flow generation is a top priority of the company, and during the first quarter we generated a very strong $32 million. Approximately $25 million related to a tax refund and the cash proceeds of an interest rate swap unwound in January.

Within the paperboard segment we had a strong performance in our pharmaceutical sector. In addition to improved volumes, we are beginning to see the benefits of a new leaflet product launch that Andy mentioned during last quarter's conference call. Also during the quarter we completed a new multi-year supply agreement with Pfizer that will substantially expand our role as a key supplier with that customer. We believe this highlights the underlying strength of our business model as we continue to expand our market leadership position in pharmaceutical packaging throughout Europe. Volume weakness continues in alcoholic drinks and luxury packaging during the seasonally slow quarter for our international & branded sector. However, we are encouraged by a significant pick up in new design activity, which may indicate stronger volumes in the future.

Price competition within the food & household sector remains intense resulting in us foregoing some new business opportunities in this sector.

The plastics segment continues to perform well and is beginning 2004 with a solid start. Sales and operating earnings were up in large part due to a strong start to the agrochemical season, and a favorable product mix within the plastics segment. Also, our strong focus on new customer development in the agrochemical sector reaped benefits as we gained two new significant customers during the period.

We have also completed several steps that strengthened our balance sheet and should provide us with long-term financial flexibility.

In February we amended and restated our $250 million senior credit facility, extending its term to February 2009. The new facility includes other terms and conditions substantially similar to those in the previous facility, but with improved pricing and more favorable financial covenants. The new facility provides us with enhanced, long-term financial flexibility and liquidity to implement our long-term business plan.

During March we issued 3.65 million shares of common stock at a public offering price of $24 per share, and in April, approximately 400,000 additional shares were issued to cover over-allotments related to the original offering. The net proceeds from the sale of shares were used to redeem approximately 40 million GBP of high coupon 10 3/8% senior subordinated debt, and the remaining net proceeds were used substantially to repay outstanding borrowings under the senior credit facility.

The sales of the shares and the use of the net proceeds from such sales are expected to be neutral to earnings per share in fiscal year 2004 before one-time charges and slightly accretive to earnings per share in 2005 due to the reduction in high coupon interest expense and related tax benefits.

Now, let me turn it over to Andy for a few more details on the quarter.

AJK COMMENTS

Thanks Tom, and good morning.

Net income from continuing operations for the first quarter of 2004 was $0.7 million, or $0.04 per share, compared with $0.6 million, or $0.04 per share, for the first quarter of 2003. EBIT from continuing operations for the first quarter of 2004 was $12.3 million compared to $11.7 million for the first quarter of 2003. Changes in currency translation rates have had a favorable impact on our earnings. Excluding the impact of changes in currency translation rates EBIT for the first quarter of 2004 was $10.1 million. Included in EBIT was depreciation for the first quarter of 2004 of $16.2 million compared to $12.9 for the first quarter of 2003. Continuing operations excludes the historical results of our land segment as we finalized land sales activities in the first quarter of 2004.

Now I'd like to review segment performance starting with our larger business segment -- Paperboard Packaging.

First quarter sales of $219.1 million were up 20% compared to sales for the first quarter of last year. Approximately 77% of that increase was due to changes in currency translation rates. The remaining increase was primarily due to increased sales volume in the pharmaceutical packaging sector, partially offset by lower sales volume in the international and branded sector, which continues to experience low customer demand. We are still expecting a seasonally strong second half of the year as we have seen significant new design activity across our customer base. We believe that some of the slowness in orders in the first quarter of 2004 may be attributed to customer destocking in advance of these design changes. In the first quarter of 2004, the improvement in sales volume for the pharmaceutical market sector cut across all of our operations in the U.K. and continental Europe. The addition of new volume from the supply agreement with Pfizer as Tom mentioned should support continued strong performance of this market sector during the rest of the year.

The Paperboard Packaging segment's EBIT for the first quarter was $11.1 million, compared to $12.4 million in the first quarter of 2003. Changes in currency translation rates increased Paperboard's EBIT for the first quarter of 2004 by about $1.5 million. The first quarter of 2004 included start-up costs for our two new German facilities of approximately $1.4 million, and increased depreciation of $3.1 million primarily for the German capital investments. The remaining change in EBIT for this segment was due to the improvement in sales volume and the mix of products sold in the pharmaceutical sector, offset in part by the drop-through of reduced international and branded sales volumes.

The Plastic Packaging segment had another good quarter in its seasonally strong portion of the year. First quarter sales of $44.5 million were up about 45% from last year's first quarter sales. EBIT for the Plastic Packaging segment increased to $5.1 million in the first quarter of 2004, compared to $3.0 million in the first quarter of 2003. Excluding the impact of changes in currency translation rates, net sales were up 24% and EBIT was up 47% for the first quarter of 2004 compared to the same measures for the first quarter of 2003. The increase in profitability reflects both strong sales volumes as well as a favorable product mix in our food and beverage and agrochemical market sectors.

Corporate Headquarters expenses in the first quarter were up $0.2 million compared to the first quarter of 2003. Increases in corporate costs were primarily due to the increased costs of compliance with the Sarbanes-Oxley Act.

Net interest expense for continuing operations for the first quarter of 2004 was $11.3 million, compared to $11.7 million in the first quarter of 2003. As we have mentioned before, we consciously have local currency denominated debt on our balance sheet that serves as a partial natural hedge against currency fluctuations. When we compare the first quarter of 2004 to the first quarter of 2003 the change in currency translation rates caused interest expense to increase by $1.0 million. The increase due to currency translation rates was offset primarily by lower average borrowing rates. We expect to see further benefit of reduced interest expense beginning in the latter half of April 2004, when we used the proceeds from our common stock offering to repurchase 40 million pounds Sterling of our senior subordinated debentures. The costs of extinguishing this high coupon debt early included a 10.375 percent purchase premium and the write-off of deferred finance fees totaling approximately $9 million (or $5.9 million after taxes), which will be reported in the second quarter of 2004. Without these costs, the common stock offering and our use of the proceeds is expected to be neutral to 2004 expected results.

Total debt, net of cash, at the end of the first quarter stood at about $390 million, down about $85 million over the balance at year end. Excluding the impact of changes in currency translation rates, net debt decreased approximately $104 million, primarily as a result of the common stock offering and income tax refunds received in the first quarter of 2004.

Capital spending for the first quarter of 2004 was about $12 million, primarily as a result of final payments on the two new plant sites in Germany. Generating free cash flow is again one of our top priorities for 2004, and we will continue to monitor and judiciously allocate capital in order to meet this objective.

Now, back to Tom for some closing remarks.

THJ COMMENTS

Thanks, Andy. Before we get to your questions I would like to conclude today's remarks with a few comments on our outlook for the remainder of the year.

We remain committed to maintaining a strong balance sheet and generating cash for our shareholders. We will continue to closely monitor the credit markets and evaluate opportunities to refinance the debt that matures in early 2005. Additionally, we will continue to evaluate opportunities to grow in our target markets in North America and other areas of the world that enable us to better serve our customers.

The difference between a good and great 2004 for Chesapeake is dependent on the strength of our end-use markets, particularly in the international & branded sector. Design activity, a good leading indicator, suggests improved volumes in the key second half of the year. We remain comfortable with the overall resiliency of our primary target markets and combined with the start-up of our two new plants in Germany believe we will deliver solid financial results for the year.

Our business plan for the year remains on target. Before the costs and cash flow effect of the costs of the early repayment of our senior subordinated notes, we continue to expect earnings for 2004 to be in the range of $1.10 to $1.50 per share and cash flow available for shareholders and debt reduction to be in the range of $30 to $50 million.

Now at this time we would be happy to take your questions.

JKM CLOSE

I'd like to remind everyone today's call will be available for replay on our website, www.cskcorp.com or can be accessed by calling 888-203-1112 or 719-457-0820 (code 640242).

This concludes today's call. Thank you for participating.